Exhibit 10.46
PERSONAL & CONFIDENTIAL
November 16, 2007
David C. McDowell
11 Palomino Drive
Carlisle, Ontario LOR 1H3
Dear David,
Re:   Revised Terms of Employment
This letter (“Letter Agreement”) sets out the amendments we agreed to make to the terms of your employment with NUCRYST Pharmaceuticals Corp. (“NUCRYST”) that were set forth in our Revised Offer of Employment dated June 15, 2005 and accepted by you on June 19, 2005, as previously amended (the “Terms of Employment”). Accordingly, effective September 1, 2007, we agree to amend the Terms of Employment as follows:
1.     Base Salary.     CDN $240,000 per annum, payable in arrears in equal semi-monthly installments.
2.     Additional Employment Perquisite Allowance.   NUCRYST will pay you an annual allowance in the amount of $20,000, payable in the same manner as the Base Salary, in lieu of perquisites and in place of any further reimbursement for relocation expenses or living expenses incurred by you to live in the Edmonton/Fort Saskatchewan Alberta area. The perquisite allowance will continue only for so long as your office is located in Fort Saskatchewan, Alberta and will be discontinued if the location of your office is moved.
3.     Severance.   If your employment is terminated by NUCRYST for any reason other than Cause, or your death or disability, severance will be paid to you in an amount equal to twelve months of Base Salary, less applicable taxes and withholdings, payable in a lump sum within seven (7) days following the date upon which you provide an executed irrevocable release of all claims against NUCRYST and its subsidiaries in a form satisfactory to NUCRYST. For the purposes of this Letter Agreement, “Cause” includes but is not limited to: a determination by the President of NUCRYST, acting reasonably, that any of the following events has occurred: (i) any willful and continued failure on your part to faithfully and professionally perform your duties with NUCRYST; (ii) any material breach or violation by you of any policy, standard or regulation of NUCRYST; (iii) any dishonest, unethical, fraudulent, or illegal conduct by you involving the property or affairs or NUCRYST or the carrying out or your duties or which, in the reasonable opinion of the President of NUCRYST is injurious to NUCRYST or its affiliates or your ability to perform your duties; or (iv) your conviction of a crime or if you enter a plea of “guilty” to a criminal offense which, in the reasonable opinion of the President of NUCRYST, is injurious to NUCRYST or its affiliates or your ability to perform your duties; or (iv) any material breach by you of any other written agreement between NUCRYST and you including, without limitation, the confidentiality agreement you entered into with NUCRYST.

4.     Severability.   Any term or provision of this Letter Agreement which is held invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Letter Agreement or affecting the validity or enforceability of any of the terms or provisions of this Letter Agreement in any other jurisdiction.
5.     Enurement.   This Letter Agreement shall be binding upon and enure to the benefit of your heirs, administrators, executors and legal representatives and shall be binding upon and enure to the benefit of NUCRYST and its subsidiaries. You shall not assign any of your rights and/or obligations under this Letter Agreement.
6.     Waiver.   A waiver by either party of any of the terms or conditions of this Letter Agreement shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.
7.     Entire Agreement.   Except as amended herein, all other Terms of Employment shall continue in full force and effect including, without limitation, the employee confidentiality agreement signed by you in favour of NUCRYST.
8.     Modification.   This Letter Agreement may not be amended, modified, changed or discharged in any respect except as agreed in writing and signed by both parties.
9.     Governing Law.   This Letter Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta. Both parties hereby submit to the exclusive jurisdiction of the Courts of the Province of Alberta.
10.     Independent Legal Advice.   You declare and represent that you have carefully read and fully understand the terms and provisions of this Letter Agreement, that you have been given the opportunity to obtain independent legal advice about it by a lawyer of your own choosing, and that you knowingly and voluntarily accept the terms of this Letter Agreement.
This Letter Agreement shall be considered properly executed by any party if executed and transmitted by facsimile to the other party. Any party sending a facsimile transmission as herein provided shall promptly forward an originally executed copy of the Letter Agreement by delivery to the other party.
If you accept the terms of this Letter Agreement, please execute the duplicate copy of this Letter Agreement and deliver it back to me.
Sincerely,

NUCRYST Pharmaceuticals Corp.
Per: /s/ Thomas E. Gardner
Thomas E. Gardner
President & CEO Chairman of the Board

The foregoing is hereby agreed to this 16th day of November, 2007.

/s/ David C. McDowell
DAVID C. MCDOWELL

2